N E W S R E L E A S E


                              EAGLE FINANCIAL CORP.



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For more information contact:

Robert J. Britton                                       Mark J. Blum
President & Chief Executive Officer                     Chief Financial Officer
860 - 314-6411                                          860-314-6410
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FOR IMMEDIATE RELEASE
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                   EAGLE COMPLETES ACQUISITION OF MIDCONN BANK

Bristol, CT/ June 2, 1997 -- Eagle Financial Corp. (NASDAQ:EGFC), the holding company for Eagle Bank, announced that it has completed its acquisition of MidConn Bank and has merged MidConn into Eagle Bank effective May 31, 1997. MidConn Bank, headquartered in Kensington, Connecticut, has $363 million of assets and 10 branch offices located primarily in Hartford county.

The transaction increases the number of Eagle Bank branch offices to 30 and its asset size to approximately $1.9 billion, ranking Eagle as the 4th largest Connecticut based financial institution.

Pursuant to the merger, MidConn common stock has been converted into .86 of a share of Eagle Financial common stock thereby increasing Eagle's total common shares outstanding by approximately 1.7 million.

Robert J. Britton, Eagle Financial's President and Chief Executive Officer, said, "The acquisition of MidConn further solidifies Eagle's already strong position in the greater Hartford market. Eagle and MidConn customers will both realize the significant advantages of an expanded network of branch and ATM locations. Eagle's shareholders will benefit from an in-market acquisition and the economies of scale which these transactions generate."

Eagle Bank offers a full array of innovative products and services for the retail and commercial market including 24-hour telephone banking, loans by phone, cash management services, debit cards, alternative investment products and a full line of deposit and loan products.

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